ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF INCOME PER COMMON SHARE
               ($ in millions, except share data)

                               Three Months           Nine Months
                           Ended September 30,    Ended September 30,
                             1996       1995         1996       1995

Income before extraordinary
 item                  $     32.1 $     29.2   $     96.6 $     93.1

Extraordinary item,
 net                            -          -            -      (11.4)
Net income             $     32.1 $     29.2   $     96.6 $     81.7

Calculation of average
 number of shares
 outstanding:
Primary:

Weighted average
 number of common
 shares outstanding    61,416,954 62,322,480 61,421,120 62,925,174

Effect of shares
issuable under stock
options                   427,018    272,786    396,610    232,505
                       61,843,972 62,595,266 61,817,730 63,157,679

Fully diluted:
Weighted average number
 of common shares
 outstanding           61,416,954 62,322,480 61,421,120 62,925,174

Effect of shares
issuable under stock
options (1)               463,606    269,411    463,606    269,411
                       61,880,560 62,591,891 61,884,726 63,194,585

Income per common share:
Primary:
Before extraordinary
 item                  $     0.52 $     0.47 $     1.56 $     1.47

Extraordinary item,
 net                            -          -          -      (0.18)
Net income             $     0.52 $     0.47 $     1.56 $     1.29

Fully diluted:
Before extraordinary
 item                  $     0.52 $     0.47 $     1.56 $     1.47

Extraordinary item,
 net                            -          -          -      (0.18)
Net income             $     0.52 $     0.47 $     1.56 $     1.29

(1) Such items are included in primary calculation. Additional shares represent difference between average price of common stock for the period and the end of period price.
      price of common stock for the period and the end of period price.